As filed with the Securities and Exchange Commission on November 8, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ToughBuilt Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	3420	46-0820877
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Mr. Michael Panosian

Chief Executive Officer

ToughBuilt Industries, Inc.

25371 Commercentre Drive, Suite 200

Lake Forest, CA 92630

Telephone: (949) 528-3100

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq. Wexler, Burkhart, Hirschberg & Unger, LLP 377 Oak Street Garden City, New York 11530 Telephone: (516) 222-2230 Facsimile: (516) 745-6449	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-226104

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[X] Emerging growth company

[ ]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Maximum Offering Price	Maximum AggregateOffering Price (1)	Amount of Registration Fee (2)
Units consisting of:
(i) Shares of common stock, par value $0.0001 per share (4)	120,000	$5.00	$600,000	$72.72
(ii) Series A Warrants to purchase shares of common stock, par value $0.0001 per share(4)	-	-	-	-
(iii) Series B Warrants to purchase shares of common stock, par value $0.0001 per share (4)	-	-	-	-
Shares of common stock, par value $0.0001 per share underlying Series A Warrants and Series B Warrants	-	-	-	-
Units consisting of:
(i) Shares of common stock, par value $0.0001 per share (4)	18,000	$5.00	$90,000	$10.91
(ii) Series A Warrants to purchase shares of common stock, par value $0.0001 per share (4)	-	-	-	-
(iii) Series B Warrants to purchase shares of common stock, par value $0.0001 per share (4)	-	-	-	-
Shares of common stock, par value $0.0001 per share underlying Series A Warrants and Series B Warrants	-	-	-	-
Underwriters’ common stock purchase warrants
Common stock underlying underwriters’ common stock purchase warrants	6,000	$5.50	$33,000	$4.00
Total	144,000	$5.00	$723,000	$87.63

(1)	Includes additional Class A Units registered for sale and underlying securities but does not include securities that the Registrant previously registered on the registration statement on Form S-1 (File No. 333-226104).

(2)	Based on public offering price.

(3)	Calculated pursuant to Rule 457(o), based on the Maximum Aggregate Offering Price.

(4)	Includes 552,000 shares issuable upon full exercise of the Series B Warrants pursuant to the cashless exercise provision therein at the stated floor price of $1.00.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, by ToughBuilt Industries, Inc. (the “Registrant”). This Registration Statement incorporates by reference the contents of, including all exhibits to, the Registrant’s Registration Statement on Form S-1 (File No. 333-226104), originally filed on July 9, 2018, as amended (together with its exhibits, the “Prior Registration Statement”), which was declared effective by the Commission on November 8, 2018.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of Class A Units offered by 120,000 Class A Units and over allotment and underwriters allocations as stated herein. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on November 8, 2018.

TOUGHBUILT INDUSTRIES, INC.

By:	/s/ Michael Panosian
Name:	Michael Panosian
Title:	Chief Executive Officer and President

By:	/s/ Manu Ohri
Name:	Manu Ohri
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Michael Panosian	Chief Executive Officer and Director	November 8, 2018
Michael Panosian	(Principal Executive Officer)

/s/ Manu Ohri	Chief Financial Officer and Director	November 8, 2018
Manu Ohri	(Principal Accounting Officer)

/s/ Zareh Khachatoorian	Director, Chief Operating Officer and Secretary	November 8, 2018
Zareh Khachatoorian

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Wexler Burkhart Hirschberg & Unger*

23.1	Consent of Wexler Burkhart Hirschberg & Unger (included in Exhibit 5.1)

23.2	Consent of Marcum LLP

* Incorporated by reference from Amendment No. 6 to Registration Statement on Form S-1, filed with the SEC on November 5, 2018